As filed with the Securities and Exchange Commission on November 18, 2004

Registration No. 333-119787

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO THE

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HEALTHEXTRAS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-2181356
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 King Farm Boulevard, Rockville, Maryland 20850

(301) 548-2900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David T. Blair

Chief Executive Officer

800 King Farm Boulevard

Rockville, Maryland 20850

(301) 548-2900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas J. Haggerty, Esq. Muldoon Murphy Faucette & Aguggia LLP 5101 Wisconsin Avenue, N.W. Washington, D.C. 20016 (202) 362-0840	Raphael M. Russo, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common stock, par value $0.01 per share	5,750,000	$14.27	$82,052,500	$10,397	(3)

(1)	Includes 750,000 shares subject to the exercise of the underwriters’ over-allotment option.
(2)	Calculated in accordance with Rule 457(c) under the Securities Act of 1933, based on $14.27, the average of the high and low prices of the common stock on the Nasdaq Stock Market’s National Market on October 13, 2004.
(3)	The registration fee of $10,397 was previously paid upon the initial filing of the Form S-3 on October 15, 2004.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution(1)

Securities and Exchange Commission filing fee	$10,400
Nasdaq listing fee	6,500
Printing, postage, mailing and Edgar(2)	150,000
Legal fees and expenses(2)	225,000
Accounting fees and expenses(2)	175,000
Transfer Agent fees and expenses(2)	15,000
Miscellaneous(2)	18,100

Total	$600,000

(1)	Selling stockholders will pay their proportionate share of underwriting discounts and commissions. The registrant will pay all other expenses.
(2)	Estimated.

Item 15. Indemnification Of Directors And Officers.

As permitted by Section 145 of the Delaware General Corporation Law, Articles 9 and 10 of the Registrant’s Amended and Restated Certificate of Incorporation provide, as follows, that the Corporation shall, to the fullest extent permitted by Delaware law, as amended from time to time, indemnify its directors and officers:

NINTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article NINTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advance of expenses conferred in Sections A and B of this Article NINTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C. If a claim under Section A or B of this Article NINTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advance of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct, or in the case of such a suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advance of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advance of expenses, under this Article NINTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article NINTH shall not be exclusive of any other right which any person may have or thereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article NINTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

TENTH:

A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

Item 16. Exhibits.

Exhibit Number	Description

1.1	Form of Underwriting Agreement(1)

4.1	Specimen Stock Certificate of HealthExtras, Inc.(2)

4.2	Amended and Restated Certificate of Incorporation(3)

4.3	Bylaws(4)

4.4	Financing and Security Agreement by and between HealthExtras, Inc. and Wachovia Bank, National Association, dated June 18, 2004 (filed herewith)

5.1	Form of Opinion of Muldoon Murphy Faucette & Aguggia LLP re: legality of shares(1)

10.1	Employment Agreement by and between Catalyst Rx and Kevin C. Hooks (1)

23.1	Consent of PricewaterhouseCoopers LLP (1)

23.2	Consent of Kauffman, Rossin & Company (1)

23.3	Consent of Muldoon Murphy Faucette & Aguggia LLP (contained in exhibit 5.1)

24.1	Power of Attorney(1)

(1)	Previously filed.
(2)	Incorporated herein by reference to Exhibit 4.1 of the Registration Statement No. 333-83761 on Form S-1, as amended, initially filed on July 26, 1999.
(3)	Incorporated herein by reference to Exhibit 3.1(b) of the Registration Statement No. 333-83761 on Form S-1, as amended, initially filed on July 26, 1999.
(4)	Incorporated herein by reference to Exhibit 3.2 of the Registration Statement No. 333-83761 on Form S-1, as amended, initially filed on July 26, 1999.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c) (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland on the 18th day of November, 2004.

HEALTHEXTRAS, INC.

By:	/S/ DAVID T. BLAIR
David T. Blair
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/S/ DAVID T. BLAIR David T. Blair	Chief Executive Officer and Director (Principal Executive Officer)	November 18, 2004

/S/ MICHAEL P. DONOVAN Michael P. Donovan	Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer)	November 18, 2004

* Thomas L. Blair	Chairman of the Board

* William E. Brock	Director

* Edward S. Civera	Director

* Steven B. Epstein	Director

* Frederick H. Graefe	Director

* Thomas J. Graf	Director

* Carey G. Jury	Director

* Deanna D. Strable-Soethout	Director

* Dale B. Wolf	Director

* Pursuant to the Power of Attorney contained in the signature page to the Registration Statement on Form S-3 for HealthExtras, Inc. on October 15, 2004.

/S/ MICHAEL P. DONOVAN Michael P. Donovan	Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer)	November 18, 2004

EXHIBIT INDEX

Exhibit Number	Description
4.4	Financing and Security Agreement by and between HealthExtras, Inc. and Wachovia Bank, National Association, dated June 18, 2004